Exhibit 10.22

Commercial Note Florida

Borrower: Health Plan Intermediaries Holdings, LLC		Date: December 15, 2014
Borrower’s Address: 15438 N. Florida Avenue, Suite 201, Tampa, Florida 33613-1223
Loan Amount: Fifteen Million and No/100 Dollars ($15,000,000.00)
Account Number:	Note Number:	Officer: Jordan K. Young

For value received, the borrower(s) named above, whether one or more (the “Borrower”), jointly and severally promise to pay to the order of SunTrust Bank, a Georgia banking corporation (“SunTrust”) at any of its offices, or at such place as SunTrust may in writing designate, without offset in U.S. Dollars in immediately available funds, the Loan Amount shown above, or the total of all amounts advanced under this commercial note and any modifications, renewals, extensions or replacements thereof (this “Note”)  if less than the full Loan Amount is advanced, plus interest and any other amounts due, upon the terms specified below.

Note TypeRepayment Terms

Revolving Master	This is an open end revolving line of credit. Borrower may borrow, repay, and re-borrower an aggregate principal amount up to the Loan Amount outstanding at any one time.

Borrowing Note With Maturity Date

Principal is due and payable in full on the Maturity Date, but the Borrower shall be liable for only so much of the Loan Amount as shall be equal to the total amount advanced to the Borrower by SunTrust from time to time, less all payments made by or for the Borrower and applied by SunTrust to principal.  Advances under this Note shall be recorded and maintained by SunTrust in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is an error in such records.  Accrued interest will be payable on the 15th day of each month beginning on January 15, 2015, with all unpaid accrued interest due and payable on the Maturity Date.

“Maturity Date” means December 15, 2017 or such date to which this Note may be extended or renewed in the sole discretion of SunTrust by written notice from SunTrust to Borrower.

Additional Terms And Conditions

This Note is governed by additional terms and conditions contained in an Agreement to Commercial Note between the Borrower and SunTrust dated December 15, 2014 and any modifications, renewals, extensions or replacements thereof (the “Agreement”).  In the event of a conflict between any term or condition contained in this Note and in the Agreement, such term or condition of the Agreement shall control.

Interest

Interest will accrue on an actual/360 basis (calculated on the actual number of days elapsed over a year of 360 days). Interest shall accrue from the date of disbursement on the unpaid balance and shall continue to accrue until this Note is paid in full.

Subject to the above, interest per annum payable on this Note (the “Rate”) shall be

The LIBOR Rate as defined on the attached Addendum A plus 1.95%.

Adjustments to the Rate shall be effective as of the Interest Rate Determination Date.

The Rate shall not exceed 18% if the loan amount is $500,000.00 or less, or 24% if the loan amount is over $500,000.00.

Collateral

To the extent permitted by law, the Borrower grants to SunTrust a security interest in and a lien upon all deposits or investments maintained by the Borrower with SunTrust and any affiliates thereof.

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The collateral for this Note includes, but is not limited to, the following:

First lien position Uniform Commercial Code filing on all of Borrower's business assets (No Landlord Lien Waiver is required).

All assets of Owner, American Service Insurance Agency, LLC, Health Insurance Innovations, Inc., HealthPocket, Inc., Insurance Center for Excellence, LLC, Secured Software Solutions LLC, Sunrise Group Marketing LLC and Sunrise Health Plans LLC as more particularly described herein, and including but not limited to, all Accounts,  Inventory, furniture, fixtures and Equipment, goods, deposit accounts, instruments, documents, commercial tort claims, letter of credit rights, investment property, chattel paper and General Intangibles (as all such terms are used herein and in the Uniform Commercial Code). Without limiting the foregoing the term “Collateral” shall include all of Owner’s rights, title and interest in, to and under (i) any interest rate hedge agreement or other derivative transaction agreement and (ii) any schedule or confirmation relating to such interest rate hedge agreement or derivative transaction agreement.  The term “Collateral” specifically excludes (i) all equity interests in a joint venture known as Simple Insurance Leads, LLC; (ii) cash held on behalf of others for third party insurance carriers, producers and discount benefit providers; and (iii) rights under contracts or other agreements which are not assignable or for which the counter-party will not give consent.

The proceeds of any Collateral may be applied against the liabilities of the Borrower to SunTrust in such order as SunTrust deems proper.

Loan Purpose And Updated Financial Information Required

The Borrower warrants and represents that the loan evidenced by this Note is being made solely for the purpose of acquiring or carrying on a business, professional or commercial activity or acquiring real or personal property as an investment (other than a personal investment) or for carrying on an investment activity (other than a personal investment activity). The Borrower agrees to provide to SunTrust updated financial information, including, but not limited to, tax returns, current financial statements in form satisfactory to SunTrust, as well as additional information, reports or schedules (financial or otherwise), all as SunTrust may from time to time request.

Representations and Warranties

This Note has been duly executed and delivered by Borrower, constitutes Borrower’s valid and legally binding obligations and is enforceable in accordance with its terms against Borrower. The execution, delivery and performance of this Note and the consummation of the transaction contemplated will not, with or without the giving of notice or the lapse of time, (a) violate any material law applicable to Borrower, (b) violate any judgment, writ, injunction or order of any court or governmental body or officer applicable to Borrower, (c) violate or result in the breach of any material agreement to which Borrower is a party nor (d) violate Borrower’s charter or bylaws as applicable. No consent, approval, license, permit or other authorization of any third party or any governmental body or officer is required for the valid and lawful execution and delivery of this Note.

Default, Acceleration And Setoff

An “event of default” shall occur hereunder upon the occurrence of any one or more of the following events or conditions:

a.	the failure by any Obligor (as defined below) to pay when due, whether by acceleration or otherwise, any amount owed under this Note;
b.

the occurrence of any non-monetary event of default under any agreement or loan document executed in conjunction with this Note or the failure of any Obligor to perform any non-monetary covenant, promise or obligation contained in this Note or any other agreement to which any Obligor and SunTrust are parties (the “Loan Documents” other than those specifically described as an “Event of Default” in this Note), and with respect to such breach that by its nature can be cured, such breach shall continue for a period of fifteen (15) days after receipt by Borrower of notice from SunTrust, provided that the foregoing cure period shall only be available once during each twelve (12) month period for each such covenant, promise, or obligation;

c.	the breach of any of any Obligor’s material representation or warranties contained in this Note or any other agreement with SunTrust;
d.	the failure of any Obligor to pay when due a sum in excess of $50,000.00 owed to any creditor other than SunTrust under a written agreement calling for the payment of money;
e.

dissolution, liquidation, merger, consolidation, termination or suspension of usual business of any Obligor other than a merger or consolidation between any Obligor and any of its affiliates or subsidiaries provided that 30 days prior written notice identifying the parties to the dissolution, merger, or consolidation and the proposed date and survivor of the transaction is delivered to SunTrust;

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f.

the insolvency or inability to pay debts as they mature of any Obligor, the application for the appointment of a receiver for any Obligor, the filing of a petition or the commencement of a proceeding by or against any Obligor under any provision of any applicable Bankruptcy Code or other insolvency law or statute, or any assignment for the benefit of creditors by or against any Obligor;

g.

the filing of any petition or the commencement of any proceeding against an Obligor by a third party for relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, composition or extension of debt which is not dismissed within 60 days of filing or commencement;

h.

the entry of a judgment or the issuance or service of any attachment, levy or garnishment against any Obligor or the property of any Obligor or the repossession or seizure of property of any Obligor for a sum in excess of $50,000.00 which is not satisfied, dismissed, dissolved, terminated, or replaced with a bond within 60 days of such entry, issuance, service levy, repossession, or seizure;

i.

a determination by SunTrust that a material adverse change in the financial condition, operations, business or prospects of all Obligors, taken as a whole, has occurred since the date of this Note which adverse change impairs the ability of all Obligors, taken as a whole, to continue normal business operations or to perform their obligations under the Loan Documents;

j.	any Obligor commits fraud or makes a material misrepresentation at any time in connection with this Note or any Collateral;
k.	the sale or transfer by any Obligor of all or substantially all of such Obligor’s assets other than in the ordinary course of business; or
l.	the termination of any guaranty of this Note by a guarantor; or
m.	Michael Kosloske ceases to be the Chief Executive Officer of Borrower.

SunTrust shall not be obligated to fund this Note or make any advance under this Note if an event of default exists or would exist if such funding occurred or such advance made.  Upon the occurrence of an event of default, SunTrust shall, at its option, have the remedies provided herein and by any other agreement between SunTrust and any Obligor or under applicable law, including without limitation, declaring the entire outstanding principal balance, together with all interest thereon and any other amounts due under this Note, to be due and payable immediately without presentment, demand, protest, or notice of any kind, except notice required by law.  Upon the occurrence of an event of default under section g above, the entire outstanding principal balance, together with all interest thereon and any other amounts due under this Note, shall automatically become due and payable without presentment, demand, protest, or notice of any kind except notice required by law, and SunTrust’s obligation to make advances under this Note shall automatically terminate without notice or further action by SunTrust. Upon the occurrence of an event of default, as of the date of such event of default, SunTrust shall be entitled to interest on the unpaid balance of this Note at the lesser of (a) the Rate plus 4.00% per annum or (b) the maximum rate allowed by law (the “Default Rate”) until paid in full. To the extent permitted by law, upon default SunTrust will have the right, in addition to all other remedies provided herein, to set off the amount due under this Note or due under any other obligation to SunTrust against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owed by, or in the possession of, SunTrust to the credit of or for the account of any Obligor, without notice to or consent by any Obligor. The remedies provided in this Note and any other agreement between SunTrust and any Obligor and by applicable law are cumulative and not exclusive of any other remedies provided by law.

Late Charges And Other Authorized Fees And Charges

As used herein the term “Obligor” shall individually and collectively refer to the Borrower and any person or entity that is primarily or secondarily liable on this Note and any person or entity that has conveyed or may hereafter convey any security interest or lien to SunTrust in any real or personal property to secure payment of this Note.  If any portion of a payment is at least ten (10) days past due, the Borrower agrees to pay a late charge of 5% of the amount which is past due.  Unless prohibited by applicable law, the Borrower agrees to pay the fee established by SunTrust from time to time for returned checks if a payment is made on this Note with a check and the check is dishonored for any reason after the second presentment.  In addition to any other amounts owed under the terms of this Note, the Borrower agrees to pay those fees and charges disclosed in  the attached Disbursements and Charges Summary which is incorporated in this Note by reference and, as permitted by applicable law, the Borrower agrees to pay the following: (a) all reasonable expenses, including, without limitation, any and all reasonable costs incurred by SunTrust related to default, all court costs and reasonable out-of-pocket collection expenses, whether suit be brought or not, incurred in collecting this Note; (b) all reasonable costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which SunTrust from time to time in its sole discretion may deem necessary; (c) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner(s) of any Collateral pursuant to any security instrument relating to any Collateral; (d) any reasonable expenses or reasonable

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costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by SunTrust of attorneys with respect to this Note and the obligations it evidences; and (e) any other charges permitted by applicable law. The Borrower agrees to pay such amounts on demand or, at SunTrust’s option, such amounts may be added to the unpaid balance of the Note and shall accrue interest at the stated Rate. Upon the occurrence of an event of default, or after demand and failure to pay if this Note is payable on demand, interest shall accrue at the Default Rate.

Waivers

The Borrower and each other Obligor waive presentment, demand, protest, notice of protest and notice of dishonor and waive all exemptions, whether homestead or otherwise, as to the obligations evidenced by this Note and waive any discharge or defenses based on suretyship or impairment of Collateral or of recourse. The Borrower specifically waives his/her homestead rights under the laws and Constitution of the State of Florida. The Borrower and each other Obligor waive any rights to require SunTrust to proceed against any other Obligor or any Collateral before proceeding against the Borrower or any of them, or any other Obligor, and agree that without notice to any Obligor and without affecting any Obligor’s liability, SunTrust, at any time or times, may grant extensions of the time for payment or other indulgences to any Obligor or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any Obligor primarily or secondarily liable. The Borrower and each other Obligor agree that SunTrust may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of any Obligor to SunTrust, as SunTrust may elect from time to time.

Waiver of Jury Trial

THE BORROWER AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS NOTE.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

Patriot Act Notice

SunTrust hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 signed into law October 26, 2001), SunTrust may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow SunTrust to identify the Borrower in accordance with the Act.

Hold Harmless and Indemnification

Borrower hereby indemnifies and agrees to hold SunTrust and its officers, directors, employees, agents and affiliates harmless from and against all claims, damages, liabilities (including attorneys’ fees and legal expenses), causes of action, actions, suits and other legal proceedings (collectively, “Claims”) in any matter relating to or arising out of this Note or any loan document executed in connection with this Note, or any act, event or transaction related thereto or to the Collateral, except in the instance where such Claims are the result of SunTrust's willful misconduct.  Borrower shall promptly provide SunTrust with written notice of any such Claim.  Upon request of SunTrust, Borrower shall defend SunTrust from such Claims, and pay the attorneys’ fees, legal expenses and other costs incurred in connection therewith, or in the alternative, SunTrust shall be entitled to employ its own legal counsel to defend such Claims at Borrower’s sole expense.

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Miscellaneous

All amounts received by SunTrust shall be applied to expenses, late fees and interest before principal or in any other order as determined by SunTrust, in it sole discretion, as permitted by law.  Any provision of this Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, modification, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized officer of SunTrust, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  If the interest Rate is tied to an external index and the index becomes unavailable during the term of this loan, SunTrust may, in its sole and absolute discretion, designate a substitute index with notice to the Borrower. No failure or delay on the part of SunTrust to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.  The captions of the paragraphs of this Note are for convenience only and shall not be deeded to constitute a part hereof or used in construing the intent of the parties.  All representations, warranties, covenants and agreements contained herein or made in writing by Borrower in connection herewith shall survive the execution and delivery of this Note and any other agreement, document or writing relating to or arising out of any of the foregoing.  All notices or communications given to Borrower pursuant to the terms of this Note shall be in writing and may be given to Borrower at Borrower’s address as stated below or at the top of this Note unless Borrower notifies SunTrust in writing of a different address.  Unless otherwise specifically provided herein to the contrary, such written notices and communications shall be delivered by hand or overnight courier service, or mailed by first class mail, postage prepaid, addressed to the Borrower at the address referred to herein. Any written notice delivered by hand or by overnight courier service shall be deemed given or received upon receipt. Any written notice delivered by U.S. Mail shall be deemed given or received on the third (3rd) business day after being deposited in the U.S. Mail. Notwithstanding any provision of this Note or any loan document executed in connection with this Note to the contrary, the Borrower and SunTrust intend that no provision of this Note or any loan document executed in connection with this Note be interpreted, construed, applied, or enforced in a way that will permit or require the payment or collection of interest in excess of the highest rate of interest permitted to be paid or collected by the laws of the jurisdiction indicated below, or federal law if federal law preempts the law of such jurisdiction with respect to this transaction (the “Maximum Permitted Rate”).  If, however, any such provision is so interpreted, construed, applied, or enforced, Borrower and SunTrust intend (a) that such provision automatically shall be deemed revised so as to require payment only of interest at the Maximum Permitted Rate; and (b) if interest payments in excess of the Maximum Permitted Rate have been received, that the amount of such excess shall be deemed credited retroactively in reduction of the then-outstanding principal amount of this obligation, together with interest at the Maximum Permitted Rate. In connection with all calculations to determine the Maximum Permitted Rate, the Borrower and SunTrust intend  a that all charges be excluded to the extent they are properly excludable under the usury laws of such jurisdiction or the United States, as they from time to time are determined to apply to this obligation; and  (b) that all charges that may be spread in the manner  provided by statute of the jurisdiction indicated or any similar law, be so spread.

Liability, Successors And Assigns And Choice Of Law

Each Borrower shall be jointly and severally obligated and liable on this Note. This Note shall apply to and bind each of the Borrower’s heirs, personal representatives, successors and permitted assigns and shall inure to the benefit of SunTrust, its successors and assigns. Notwithstanding the foregoing, Borrower shall not assign Borrower’s rights or obligations under this Note without SunTrust’s prior written consent. This Note shall be governed by applicable federal law and the internal laws of the state of Florida. The Borrower agrees that certain material events and occurrences relating to this Note bear a reasonable relationship to the laws of Florida and the validity, terms, performance and enforcement of this Note shall be governed by the internal laws of Florida which are applicable to agreements which are negotiated, executed, delivered and performed solely in Florida.  Unless applicable law provides otherwise, in the event of any legal proceeding arising out of or related to this Note, Borrower consents to the jurisdiction and venue of any court located in the state of Florida.

Documentary and Intangible Taxes

In the event that any intangible tax or documentary stamp tax is due from SunTrust to any state or other governmental agency or authority because of the execution or holding of this Note, the Borrower shall, upon demand, reimburse SunTrust for any such tax paid.

Documentary Stamp Tax Statement: This Commercial Note is not secured by real property situated in the State of Florida.  Pursuant to Section 201.08(D)(a), the Florida documentary stamp tax on this Commercial Note is limited to $2,450.00, which sum is being paid directly to the Florida Department of Revenue.

Transfer of Loan

SunTrust may, at any time, sell, transfer or assign the Note, the related security instrument and any related loan documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”).  SunTrust may forward to each purchaser, transferee, assignee, servicer, participant, or investor in such Securities or any Rating Agency (as hereinafter defined)

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rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which SunTrust now has or may hereafter acquire relating to the Borrower, any loan to Borrower, any guarantor or the property, whether furnished by Borrower, any guarantor or otherwise, as SunTrust determines necessary or desirable.  The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities.

Confidentiality

SunTrust agrees not to disclose or use any Confidential Information (as hereinafter defined) provided to SunTrust except in connection with the indebtedness owed by Borrower as evidenced, inter alia, by that certain: (i) Commercial Note from Borrower and payable to Bank in the principal amount of $15,000,000.00; and (ii) Agreement to Commercial Note between SunTrust and Borrower (collectively, the “Transaction”).  SunTrust agrees to take normal and commercially reasonable precautions to maintain the confidentiality and prevent the unauthorized use of the Confidential Information.  Confidential Information may be disclosed to (i) SunTrust's legal counsel and other third party advisors (collectively, “Advisors”), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to enforce any remedy hereunder or under any of the documents executed and delivered by any Obligor to SunTrust (collectively, the “Loan Documents”) or in connection with any suit, action or proceeding relating to the this Agreement, any other Loan Document or the Transaction or the enforcement of its rights hereunder or thereunder, or (vi) with the written consent of the Borrower.  Any individual or entity obligated to abide by the confidentiality and non-use provisions of this section shall be considered to have complied with such obligations to do so if such individual or entity has exercised normal and commercially reasonable precautions, but in no event less than those precautions that it uses to protect its own confidential and proprietary information of similar importance.  In any event, SunTrust shall be responsible for any breach of this Section by it or any of its Advisors.

If SunTrust is compelled or desires to disclose any of the Confidential Information pursuant to clause (ii), above (“Disclosure Action”), SunTrust will provide Borrower with prompt written notice (to the extent legally permitted) of each such Disclosure Action so that Borrower may (at its expense) seek an appropriate protective order or other appropriate remedy and/or waive SunTrust’s compliance with the provisions of this section.  In addition, if requested by Borrower, SunTrust shall assist Borrower at Borrower's expense in obtaining a protective order and taking other legally available steps to resist or narrow any Disclosure Action falling within clause (ii) above.  In the event that a protective order or other remedy is not obtained promptly, SunTrust may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of the SunTrust’s counsel, SunTrust is legally required to disclose and will otherwise exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information so disclosed.

For purposes of this Section, “Confidential Information” means all non-public, confidential or proprietary information of any Obligor and their respective affiliates, which is identified in writing as such, in any form; and shall include any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for SunTrust that contain, are based on, or otherwise reflect or are derived, in whole or in part, from any of the foregoing.  Notwithstanding the foregoing, “Confidential Information” shall not include any information that (x) is or becomes publicly available other than as a result of a breach of this Section, (y) was within SunTrust’s or its Advisors’ possession on a non-confidential basis from a source other than an Obligor that is not known by SunTrust or its Advisors to be subject to any obligation of confidentiality to any Obligor, or (z) was developed independently by SunTrust or its Advisors without any reference to or use of the Confidential Information.

By signing below under seal, the Borrower agrees to the terms of this Note and the disbursement of proceeds as described in the Disbursements and Charges Summary form provided in connection with this transaction.

Health Plan Intermediaries Holdings, LLC

By:	Health Insurance Innovations, Inc.,
A Delaware corporation,
Managing Member

By:	\s\ Dirk A. Montgomery
Dirk A. Montgomery,
Executive Vice President and Chief Financial Officer

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Addendum A To Note LIBOR Index Rate (104)

SECTION 1

Definitions. As used in this Addendum, the following terms shall have the meanings set forth below:

“Bank” shall mean SunTrust Bank and its successors and assigns.

“Borrower” shall collectively and individually refer to the maker of the attached note dated December 15, 2014 (“Note”).  The terms of this Addendum are hereby incorporated into the Note and in the event of any conflict between the terms of the Note and the terms of this Addendum, the terms of this Addendum shall control.

“Business Day” shall mean, with respect to Interest Periods applicable to the LIBOR Rate, a day on which the Bank is open for business and on which dealings in U.S. dollar deposits are carried on in the London Inter-Bank Market.

“Interest Period” shall mean a period of one (1) month, provided that (i) the initial Interest Period may be less than one month, depending on the initial funding date and (ii) no Interest Period shall extend beyond the maturity date of the Note.

“Interest Rate Determination Date” shall mean the date the Note is initially funded and the first Business Day of each calendar month thereafter.

“LIBOR Rate” shall mean that rate per annum effective on any Interest Rate Determination Date which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Reuters reporting service, or such similar service as determined by the Bank, that displays ICE Benchmark Administration (“ICE”) (or any successor thereto if ICE is no longer making a London Interbank Offered Rate available) interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Bank to be the rate at which U.S. dollar deposits for the Interest Period, are offered to the Bank in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Bank is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Prime Rate” shall mean the publicly announced prime lending rate of the Bank from time to time in effect, which rate may not be the lowest or best lending rate made available by the Bank or, if the Note is governed by Subtitle 10 of Title 12 of the Commercial Law Article of the Annotated Code of Maryland, “Prime Rate” shall mean the Wall Street Journal Prime Rate, which is the Prime Rate published in the “Money Rates” section of the Wall Street Journal from time to time.

SECTION 2

Interest. The Borrower shall pay interest upon the unpaid principal balance of the Note at the LIBOR Rate plus the margin provided in the Note.  Interest shall be due and payable as provided in the Note and shall be calculated as described in the Note.  The interest rate shall remain fixed during each month based upon the interest rate established pursuant to this Addendum on the applicable Interest Rate Determination Date.

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SECTION 3

Additional Costs. In the event that any applicable law or regulation or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to the Bank of any amounts payable by the Borrower hereunder (other than taxes imposed on the overall net income of the Bank) or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) shall impose any other condition with respect to the Note, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Note or to reduce any amount receivable by the Bank hereunder, and the Bank determines that such increased costs or reduction in amount receivable was attributable to the LIBOR Rate basis used to establish the interest rate hereunder, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such increased costs (the “Additional Costs”).  A detailed statement as to the amount of such Additional Costs, prepared in good faith and submitted to the Borrower by the Bank, shall be conclusive and binding in the absence of manifest error.

SECTION 4

Unavailability Of Dollar Deposits. If the Bank determines in its sole discretion at any time (the “Determination Date”) that it can no longer make, fund or maintain LIBOR based loans for any reason, including without limitation illegality, or the LIBOR Rate cannot be ascertained or does not accurately reflect the Bank's cost of funds, or the Bank would be subject to Additional Costs that cannot be recovered from the Borrower, then the Bank will notify the Borrower and thereafter will have no obligation to make, fund or maintain LIBOR based loans.  Upon such Determination Date the Note will be converted to a variable rate loan based upon the Prime Rate.  Thereafter the interest rate on the Note shall adjust simultaneously with any fluctuation in the Prime Rate.

Health Plan Intermediaries Holdings, LLC

By:	Health Insurance Innovations, Inc.,
A Delaware corporation,
Managing Member

By:	\s\ Dirk A. Montgomery
Dirk A. Montgomery,
Executive Vice President and
Chief Financial Officer

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